Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

AGREEMENT made as of September 13, 2002, by and between enherent Corp. (the “Company”) and Dan S. Woodward (“the Employee”).

WHEREAS, the parties wish to amicably resolve the terms of the Employee’s separation from the Company and establish the terms of the Employee’s severance arrangement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.                                       Resignation.    Employee hereby resigns (i) his employment and each office he holds with Employer (including without limitation his offices as Chief Executive Officer and Chairman of the Board of Directors) and any positions held by Employee in subsidiaries and affiliates of Employer and (ii) as a director of each of Employer’s subsidiaries (Employee shall continue to serve as a director of Employer) effective as of  the close of business on September 13, 2002 (the “Effective Date”).

2.                                       Termination Date.    The Employee’s effective date of termination from the Company shall be September 13, 2002 (“Effective Date”).

3.                                       Consideration.

Monetary Consideration.  In return for the execution of this Separation Agreement and Release, the Company agrees to pay the Employee 12 month’s salary equal to $318,000 less all applicable state and federal taxes as severance pay (“Severance Pay”). The Severance Pay will be paid to you in cash and discounted 4% for present value and paid out as follows: You will be paid $256,000 on September 10, 2002, less all applicable state and federal taxes.  You will then receive two payments of $25,000 each on August 1, 2003 and September 1, 2003, less all applicable state and federal taxes.

Other Consideration:  Employee shall have 90 days following September 13, 2002, to exercise any incentive stock options (ISO”S) that were vested as of September

13, 2002. All other stock options (Non-Qualified Stock Options) that were vested as of September 13, 2002 shall continue to be exercisable in accordance with the original vesting schedule.  Any stock options that have not vested as of September 13, 2002 shall expire.

Employee shall receive the cash equivalent of Employee’s current Welfare Benefits (e.g., medical, dental and vision insurance) for the remainder of the employment term pursuant to Employee’s Employment Agreement of $10,975.92 on September 10, 2002.

Current medical dental and vision insurance benefits and 401(k) plan contributions will terminate on September 13, 2002.  Employee shall be eligible to maintain medical, dental and vision insurance benefits coverage and flexible spending accounts through Cobra.  Short and long term disability end as of the date of termination.  Life Insurance policies can be converted, call 1-800-548-5157 for more information.

4.                                       Release.     The Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Company, its  officers, directors, stockholders, corporate affiliates, agents and employees, including,  but not limited to, all claims arising out of his employment, any claims of violation of Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Fair Credit Reporting Act, or the Americans with Disabilities Act, any state antidiscrimination statute or any and all claims for breach of contract or wrongful discharge; any and all claims for defamation, damage to personal or business reputation, or impairment of economic opportunity; any and all claims for intentional or negligent infliction of emotional distress; any and all claims for loss of consortium, damage to family or business relationships, and any alleged breach of the covenant of good faith and fair dealing; any and all claims for an alleged breach of fiduciary duties or breach of corporate officer or director responsibilities; any and all claims for personal injury; any and all claims for tortious interference with contractual relationships or any other tortious conduct; any and all claims for reimbursement, bonus, commission or other incentives; any and all claims for employment discrimination including, but not limited to, any age discrimination claims brought under the Age Discrimination in Employment Act; any and all claims for injunctive or other equitable relief; any and all claims arising under federal, state or local statute, common law, regulation or ordinance; and any and all other clauses for compensatory, statutory, or punitive damages.

5.                                       Return of Company property.  Employee acknowledges that, in addition to signing this Agreement, he agrees to return to Employer any and all of Employer’s property entrusted to him, such as (but not limited to) marketing plans and related information, trade secret information, pricing information, customer information, vendor information, financial information, telephone lists, computer software and hardware, keys, credit cards, vehicle, telephone, computer, and office equipment and that he will not retain copies of any Confidential Information.  Employee will be allowed to retain IBM 240 Laptop Computer serial number BA 40704.

6.                                       Covenant Not To Sue.  The Employee further represents and warrants that he has not filed any complaints, charges, or claims for relief against the Company, its officers, directors, stockholders, corporate affiliates, attorneys, agents or employees with any local, state or federal court or administrative agency which currently are outstanding.  The Company acknowledges that Employee is entitled to submit bona fide, valid and proper claims for unemployment insurance and agrees not to object to such unemployment insurance claims unless it has reasonable grounds to believe such claim is improper or fraudulent.   If he has done so, he will forthwith dismiss all such complaints, charges, or claims for relief with prejudice.  The Employee further agrees and covenants not to bring any complaints, charges or claims against the Company, its officers, directors, stockholders, corporate affiliates, attorneys, agents or employees with respect to any matters arising out of his employment with or termination by the Company, excepting those obligations arising under this Agreement.

7.                                       Nature of Agreement.  The Employee understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

8.                                       Amendment.  This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.                                       Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

10.                                 Confidentiality; Non-disparagement.  The parties understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the both parties, their agents and representatives, and the dispute resolved by this Agreement shall also remain confidential.  None of the above shall be disclosed except to the extent required by federal or state law or regulations or compulsory process of law, including, but not limited to, as required in the Company’s public filings with the Securities and Exchange Commission, and in its financial statements, or as otherwise agreed to in writing by the authorized agent of each party.  Notwithstanding the above the Company may disclose the terms of this Agreement to its auditors, attorneys, or if required by Court order.

The Employee shall not disparage, orally or in writing, the Company, the Company’s performance, or the Company’s officers, directors or employees. The Company shall not disparage, orally or in writing, the Employee or his performance.

11.                                 Non-Compete.  As a further material inducement to Employer to pay Employee the sum specified in paragraph 3, Employee, for a two (2) years after the Effective Date, shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever (i) engage in whole or in part, in any business in competition with the business of Employer or any of its subsidiaries or (ii) become associated with, employed by, enter into a business relationship with, or become a stockholder or other equity holder of, any client of Employer who was a client of Employer for at least twelve (12) months prior to Employee’s separation; provided that the restriction contained in subclause (ii) of this Section 6A shall not apply to Employee’s ownership of or the acquisition by Employee, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Exchange Act and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the NASDAQ Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than fifty percent (50%) of any class of capital stock of such corporation.

12.                                 Non-Solicitation of employees.  It is recognized and understood by the Parties hereto that the employees of Employer are an integral part of Employer’s business, and that it is extremely important for Employer to use its maximum efforts to prevent the loss of such employees.  It is therefore understood and agreed by the Parties that, because of the nature of the business of Employer, it is necessary to afford fair protection to Employer from the loss of any such employees.  Consequently, as material inducement to Employer to pay Employee the sum specified in paragraph 3, Employee covenants and agrees that for a period commencing on the Effective Date of this Agreement and ending one year after the Effective Date of this Agreement, Employee shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of Employer or any of its affiliates or subsidiaries at any time during the one-year period prior to such Effective Date of this Agreement or during the one-year period immediately following the Effective Date, whether for or on behalf of Employee or for any entity in which Employee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor, stockholder, director, officer, employer, employee, servant, agent, representative or otherwise.  Further, Employee covenants and agrees that for a period commencing on the Effective Date of this Agreement and ending one year after such Effective Date, Employee shall not, directly or indirectly, or through any other person, firm, or corporation, or in any capacity as described in this paragraph above, induce, or attempt to induce or influence any employee of Employer to terminate employment with Employer, when Employer or any of Employer’s affiliates or subsidiaries desires to retain that employee’s services.

13.                                 Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

14.                                 Applicable Law.  This Agreement shall be governed by the laws of the State of Texas.

15.                                 ACKNOWLEDGMENTS.   THE EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND THAT THE COMPANY ADVISED HIM TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT.  THE EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) DAYS AFTER THE EXECUTION OF THIS AGREEMENT, AND THE AGREEMENT SHALL NOT BE EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THIS SEVEN (7) DAY REVOCATION PERIOD. IN THE EVENT THE EMPLOYEE REVOKES ACCEPTANCE OF THIS AGREEMENT, EMPLOYEE UNDERSTANDS THAT HE WILL BE OBLIGATED TO REFUND ANY SEVERANCE PAYMENTS RECEIVED OR REIMBURSE THE COMPANY FOR THE VALUE OF ANY OTHER CONSIDERATION RECEIVED HEREUNDER.

16.                                 Time to Review.  Employee understands that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act.  Employee understands and warrants that he has been offered a period of twenty-one days to review and consider this Agreement.

17.                                 Voluntary Assent.  The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this

Agreement with an attorney.  The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.                                 Counterparts.  This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one in the same instrument.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

enherent Corp:	Employee:

By: George Warman	By: Dan S. Woodward
Title: CFO
Date:	Date: